Independent Auditor's Report

The Board of Trustees
Thomas White World Fund

We have audited the accompanying statement of assets and liabilities, including the investment portfolio, of Thomas White World Fund as of October 31, 1995, and the related statement of operations for the year then ended, the statement of changes in net assets and the selected financial information for the year then ended and for the period from June 28, 1994 (inception) to October 31, 1995. These financial statements and selected financial information are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and selected financial information based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and selected financial information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1995, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected financial information referred to above present fairly, in all material respects, the financial position of Thomas White World Fund as of October 31, 1995, the results of its operations, the changes in its net assets, and the selected financial information for the periods indicated, in conformity with generally accepted accounting principles.

McGladrey & Pullen

New York, New York
November 17, 1995